Product supplement C dated March 10, 2008† To prospectus dated October 10, 2006 and prospectus supplement dated November 13, 2006	Registration Statement No. 333-137902 Dated October 10, 2006 Securities Act of 1933, Rule 424(b)(2)

Deutsche Bank AG

100% Principal Protection Absolute Return Barrier Notes Linked to an Index or Exchange Traded Fund, or a Basket of Indices and Exchange Traded Funds

General

•

Deutsche Bank AG may offer and sell notes linked to an index or exchange traded fund, or a basket of indices and/or exchange traded funds from time to time. This product supplement describes terms that will apply generally to the notes and supplements the terms described in the accompanying prospectus supplement and prospectus. A separate term sheet or pricing supplement as the case may be, will describe terms that apply specifically to the notes, including any changes to the terms specified below. We refer to such term sheets and pricing supplements generally as pricing supplements. If the terms described in the relevant pricing supplement are inconsistent with those described herein or in the accompanying prospectus supplement or prospectus, the terms described in the relevant pricing supplement shall control.

•	The notes are senior unsecured obligations of Deutsche Bank AG.

•	Payment on the notes is linked to an underlying index or exchange traded fund, or a basket of indices and/or exchange traded funds, as described below.

•	For important information about tax consequences, see “Certain U.S. Federal Income Tax Consequences” in this product supplement.

•	The notes will be issued in denominations that will be specified in the relevant pricing supplement. Minimum investment amounts, if any, will be specified in the relevant pricing supplement.

•	Investing in the notes is not equivalent to investing in any underlying index or its components or investing in any underlying exchange traded fund or its constituent stocks.

•	The notes will not be listed on any securities exchange unless otherwise specified in the relevant pricing supplement.

Investing in the notes involves a number of risks. See “ Risk Factors” in this product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this product supplement, the accompanying prospectus supplement and prospectus, or any related pricing supplement. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Deutsche Bank AG

† This Product Supplement C amends and restates Product Supplement C dated December 1, 2006.

SUMMARY TERMS

Underlying	In the case of notes linked to one underlying index or exchange traded fund (a “fund”), the underlying index or fund designated in the relevant pricing supplement (the “Underlying”) accompanying this product supplement.

Basket	In the case of notes linked to a basket of indices and/or funds, the underlying basket designated in the relevant pricing supplement (the “Basket”) accompanying this product supplement. The individual indices and/or funds included in the Basket (each, a “Basket Component”) and the relevant weighting of each Basket Component will be set forth in the relevant pricing supplement.

Note Principal Amount	The denomination of the note, which may be $10, $100, $1,000 or another amount per note, as specified in the relevant pricing supplement.

Issue Price	100% of the Note Principal Amount, unless otherwise specified in the relevant pricing supplement.

Payment at Maturity	The payment you will receive at maturity is based on the value of the Ending Level of the Underlying or Basket, as applicable, relative to its Starting Level, and whether the Underlying or Basket, as applicable, closes above the Upper Barrier or below the Lower Barrier on any trading day during the specified Observation Period.

At maturity, you will receive a cash payment, for each Note Principal Amount, of the Note Principal Amount plus the Additional Amount, which may be zero.

The Additional Amount per Note Principal Amount paid at maturity will equal:

(1)	If the Underlying or Basket, as applicable, never closes above the Upper Barrier or below the Lower Barrier on any trading day during the specified Observation Period, Note Principal Amount x Absolute Return; or

(2)	If the Underlying or Basket, as applicable, closes either above the Upper Barrier or below the Lower Barrier on any trading day during the Observation Period, zero.

Observation Period	Unless otherwise specified in the relevant pricing supplement, the period of trading days on which there is no market disruption event with respect to the Underlying or any Basket Component, commencing on (and including) the trade date to (and including) the Final Valuation Date.

Other Terms	The “Upper Barrier” and “Lower Barrier” will be specified in the relevant pricing supplement.

Absolute Return

The absolute value of:	Ending Level – Starting Level
Starting Level

Starting Level	In the case of notes linked to one underlying index or fund, the “Underlying Starting Level” will equal the closing level of the underlying index or fund on the trade date, or on such other date or dates as specified in the relevant pricing supplement.

In the case of notes linked to a Basket, the “Basket Starting Level” will be specified in the relevant pricing supplement.

Ending Level	In the case of notes linked to one underlying index or fund, the “Underlying Ending Level” will equal the closing level of the underlying index or fund on the Final Valuation Date, or the arithmetic average of the closing levels of the underlying index or fund on each of the Averaging Dates, or on such other date or dates as specified in the relevant pricing supplement.

In the case of notes linked to a Basket, the “Basket Ending Level” will equal the closing level of the Basket on the Final Valuation Date, or the arithmetic average of the Basket closing levels on each of the Averaging Dates, or such other date or dates as specified in the relevant pricing supplement.

Closing level	In the case of an index, the “closing level” will equal the closing level of such index on the relevant date of calculation.

In the case of a fund, the closing level will equal the closing price of one share of such fund on the relevant date of calculation, multiplied by the relevant Share Adjustment Factor.

In the case of a Basket, the closing level will equal the closing level of such Basket, calculated in accordance with the formula set forth in the relevant pricing supplement.

Share Adjustment Factor	Unless otherwise specified in the relevant pricing supplement, the Share Adjustment Factor, for any Underlying or Basket Component that is a fund, will be 1.0, subject to adjustments as described under “Anti-Dilution Adjustments” in the relevant pricing supplement.

Valuation Date(s)	The Ending Level will be calculated on a single date which we refer to as the “Final Valuation Date”, or on several dates, each of which we refer to as an “Averaging Date”, as specified in the relevant pricing supplement. We refer to such dates generally as Valuation Dates in this product supplement. Any Valuation Date is subject to postponement in the event of certain market disruption events and as described under “Description of Notes—Payment at Maturity.”

Maturity Date	As specified in the relevant pricing supplement. The Maturity Date of the notes is subject to postponement in the event of certain market disruption events and as described under “Description of Notes—Payment at Maturity.”

In making your investment decision, you should rely only on the information contained or incorporated by reference in the pricing supplement relevant to your investment, this product supplement and the accompanying prospectus supplement and prospectus with respect to the notes offered by the relevant pricing supplement and this product supplement and with respect to Deutsche Bank AG. We have not authorized anyone to give you any additional or different information. The information in the relevant pricing supplement, this product supplement and the accompanying prospectus supplement and prospectus may be accurate only as of the dates of each of these documents, respectively.

The notes described in the relevant pricing supplement and this product supplement are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which you should discuss with your professional advisers. You should be aware that the regulations of the Financial Industry Regulatory Authority (“FINRA”) and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the notes. The relevant pricing supplement, this product supplement and the accompanying prospectus supplement and prospectus do not constitute an offer to sell or a solicitation of an offer to buy the notes under any circumstances in which such offer or solicitation is unlawful.

In this product supplement and the accompanying prospectus supplement and prospectus, “we,” “us” and “our” refer to Deutsche Bank AG, including, as the context may require, acting through one of its branches.

We are offering to sell, and are seeking offers to buy, the notes only in jurisdictions where such offers and sales are permitted. Neither this product supplement nor the accompanying prospectus supplement, prospectus or pricing supplement constitutes an offer to sell, or a solicitation of an offer to buy, any notes by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this product supplement nor the accompanying prospectus supplement, prospectus or pricing supplement nor any sale made hereunder implies that there has been no change in our affairs or that the information in this product supplement and accompanying prospectus supplement, prospectus and pricing supplement is correct as of any date after the date hereof.

You must (i) comply with all applicable laws and regulations in force in any jurisdiction in connection with the possession or distribution of this product supplement and the accompanying prospectus supplement, prospectus and pricing supplement and the purchase, offer or sale of the notes and (ii) obtain any consent, approval or permission required to be obtained by you for the purchase, offer or sale by you of the notes under the laws and regulations applicable to you in force in any jurisdiction to which you are subject or in which you make such purchases, offers or sales; neither we nor the agents shall have any responsibility therefor.

DESCRIPTION OF NOTES

The following description of the terms of the notes supplements the description of the general terms of the debt securities set forth under the headings “Description of Notes” in the accompanying prospectus supplement and “Description of Debt Securities” in the accompanying prospectus. A separate pricing supplement will describe the terms that apply specifically to the notes, including any changes to the terms specified below. Capitalized terms used but not defined in this product supplement have the meanings assigned to them in the accompanying prospectus supplement, prospectus and the relevant pricing supplement. The term “note” refers to one note of our 100% Principal Protection Absolute Return Barrier Notes Linked to an Index or Exchange Traded Fund or a Basket of Indices and Exchange Traded Funds.

General

The notes are senior unsecured obligations of Deutsche Bank AG that are linked to an underlying index or fund (in such case, the “Underlying”) or basket of indices and/or funds (in such case, the “Basket”). The notes are a series of securities referred to in the accompanying prospectus supplement, prospectus and the relevant pricing supplement. The notes will be issued by Deutsche Bank AG under an indenture among us, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as issuing agent, paying agent, and registrar.

The notes do not pay interest. Instead, at maturity you will receive a payment in cash, the amount of which will vary depending on the performance of the Underlying or Basket calculated in accordance with the formula set forth below and whether the Underlying or Basket closes above the Upper Barrier or below the Lower Barrier on any trading day during the Observation Period.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or by any other governmental agency.

The notes are our senior unsecured obligations and will rank pari passu with all of our other senior unsecured obligations.

The notes will be issued in denominations that will be specified in the relevant pricing supplement. The notes will be represented by one or more permanent global notes registered in the name of DTC or its nominee, as described under “Description of Notes — Form, Legal Ownership and Denomination of Notes” in the prospectus supplement and “Forms of Securities — Global Securities” in the prospectus.

The specific terms of the notes will be described in the relevant pricing supplement accompanying this product supplement. The terms described in that document supplement those described herein and in the accompanying prospectus and prospectus supplement. If the terms described in the relevant pricing supplement are inconsistent with those described herein or in the accompanying prospectus or prospectus supplement, the terms described in the relevant pricing supplement shall control.

Payment at Maturity

The Maturity Date for the notes will be set forth in the relevant pricing supplement and is subject to adjustment if such day is not a business day or if the Final Valuation Date or final Averaging Date is postponed as described below.

The amount you will receive at maturity is based on the value of the Ending Level of the Underlying or Basket, as applicable, relative to the Starting Level of the Underlying or Basket, as applicable, and whether the Underlying or Basket, as applicable, closes above the Upper Barrier or below the Lower Barrier on any trading day during the Observation Period. At maturity, you will receive a cash payment per Note Principal Amount of the Note Principal Amount plus the Additional Amount, which may be zero.

Unless otherwise specified in the relevant pricing supplement, the Additional Amount per Note Principal Amount paid at maturity will equal:

(1)	If the Underlying or Basket, as applicable, never closes above the Upper Barrier or below the Lower Barrier on any trading day within the Observation Period: Note Principal Amount x Absolute Return; or

(2)	If the Underlying or Basket, as applicable, closes either above the Upper Barrier or below the Lower Barrier on any trading day within the Observation Period: zero.

Unless otherwise specified in the relevant pricing supplement, the “Absolute Return,” as calculated by the calculation agent, is the percentage change in the Underlying or Basket closing level calculated by comparing the closing level on the Final Valuation Date, or the arithmetic average of the closing levels on each of the Averaging Dates, or such other date or dates as specified in the relevant pricing supplement (the “Ending Level”), to the Underlying or Basket closing level on the trade date or such other level as specified in the relevant pricing supplement (the “Starting Level”), expressed as a positive percentage. The relevant pricing supplement will specify the Starting Level and the manner in which the Ending Level is determined. The Absolute Return, unless otherwise specified in the relevant pricing supplement, is calculated as follows:

Absolute Return = The absolute value of:	Ending Level – Starting Level
Starting Level

In each case, if applicable, the “Upper Barrier” and “Lower Barrier” will be set forth in the relevant pricing supplement.

In the case of notes linked to one underlying index or fund, the “Underlying closing level” on any trading day will equal the closing level of the Underlying or any successor index or fund (as defined below) or alternative calculation of the Underlying published following the regular official weekday close of the principal trading session of the relevant exchange for the Underlying.

In the case of notes linked to a basket of indices and/or funds, the “Basket closing level” on any trading day will be based on the closing levels of each of the indices and/or funds included in the Basket (the “Basket Components”), weighted according to its respective weight in the Basket, unless otherwise specified in the relevant pricing supplement.

Unless otherwise specified in the relevant pricing supplement, the “Observation Period” is the period of trading days on which there is no market disruption event with respect to any

Underlying or any Basket Component, commencing on (and including) the trade date to (and including) the Final Valuation Date.

Unless otherwise specified in the relevant pricing supplement, a “trading day” is a day, for an Underlying or each Basket Component separately, as determined by the calculation agent, on which trading is generally conducted on each of the relevant exchanges for such Underlying or Basket Component.

Unless otherwise specified in the relevant pricing supplement, the “relevant exchange” is, for an Underlying or each Basket Component separately, the primary organized exchanges or markets of trading for (i) any security then included in, and, in the case of a fund, any security of, such Underlying or Basket Component, or (ii) any futures or options contract or fund related to such Underlying or Basket Component or to any security then included in, or, in the case of a fund, any security of, such Underlying or Basket Component.

The Valuation Date(s), which will be either a single date, which we refer to as the Final Valuation Date, or several dates, each of which we refer to as an Averaging Date, will be specified in the relevant pricing supplement and any such date is subject to adjustment as described below.

Subject to the paragraph below, if:

(a)	a Valuation Date is not a trading day or, for a Basket, a common trading day; or

(b)	a market disruption event for an Underlying or any Basket Component occurs or is continuing on a Valuation Date,

then the applicable Valuation Date for the Underlying or the Basket, as applicable, will be postponed to the immediately succeeding trading day, or, in the case of a Basket, common trading day, on which no market disruption event for an Underlying or any Basket Component occurs or is continuing. The Valuation Date will not be postponed later than the tenth scheduled trading day or, in the case of a Basket, common trading day, after the Valuation Date (the “Tenth Day”).

“Common trading day” means a day that is a trading day for all Basket Components.

If:

(a)	the Tenth Day is not a trading day, or, in the case of a Basket, a common trading day; or

(b)	a market disruption event for an Underlying or any Basket Component occurs or is continuing on the Tenth Day,

then, on the Tenth Day the calculation agent will determine the closing level of,

(x)	the Underlying; or

(y)	any Basket Component for which the Tenth Day is not a trading day or for which a market disruption event occurs or is continuing on the Tenth Day (a “disrupted Basket Component”),

using the formula for, and method of calculating, the closing level last in effect prior to the commencement of the market disruption event or non-trading day, using the closing level of each constituent of the Underlying or Basket Component (or, if trading in the relevant constituents has been materially suspended or materially limited, the calculation agent’s good faith estimate of the closing level that would have prevailed but for such suspension or limitation or non-trading day) on the Tenth Day, and/or, in the case of a fund, and at the calculation agent’s discretion, the mean, as determined by the calculation agent, of the bid prices for shares of the fund on the Tenth Day obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent. (Bids of Deutsche Bank Securities Inc. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained.)

In the case of a Basket, the calculation agent will then calculate the closing level for the Basket using:

(a)	for non-disrupted Basket Components, the published closing levels of such Basket Components on the Tenth Day; and

(b)	for disrupted Basket Components, the calculation agent’s determination of the closing levels of such Basket Components.

Notwithstanding the foregoing, in the case of notes with a term of not more than one year (counting for this purpose the issue date but not the maturity date), the Final Valuation Date will not be postponed to a date that will produce a maturity date that is more than one year after the issue date (determined using the same counting convention).

The Maturity Date will be set forth in the relevant pricing supplement. If the scheduled Maturity Date (as specified in the relevant pricing supplement) is not a business day, then the Maturity Date will be the next succeeding business day following such scheduled Maturity Date. If, due to a market disruption event or otherwise, the Final Valuation Date or final Averaging Date is postponed so that it falls on a day that is less than three business days prior to the scheduled Maturity Date, the Maturity Date will be the third business day following such Final Valuation Date or final Averaging Date, as postponed, unless otherwise specified in the relevant pricing supplement. Notwithstanding the foregoing, in the case of notes with a term of not more than one year (counting for this purpose the issue date but not the maturity date), the maturity date will in no event be postponed to a date that is more than one year after the issue date (determined using the same counting convention). We will describe market disruption events in the relevant pricing supplement.

We will irrevocably deposit with The Depository Trust Company (“DTC”) no later than the opening of business on the applicable date or dates funds sufficient to make payments of the amount payable with respect to the notes on such date. We will give DTC irrevocable instructions and authority to pay such amount to the holders of the notes entitled thereto.

A “business day” is, unless otherwise specified in the relevant pricing supplement, any day other than a day that (i) is a Saturday or Sunday, (ii) is a day on which banking institutions generally in The City of New York or London, England are authorized or obligated by law, regulation or executive order to close or (iii) is a day on which transactions in dollars are not conducted in The City of New York or London, England.

Subject to the foregoing and to applicable law (including, without limitation, United States federal laws), we or our affiliates may, at any time and from time to time, purchase outstanding notes by tender, in open market transactions or by private agreement.

RISK FACTORS

Your investment in the notes will involve certain risks. The notes do not pay interest. Investing in the notes is not equivalent to investing directly in any underlying index or fund or any of the constituents of such underlying index or fund. In addition, your investment in the notes entails other risks not associated with an investment in conventional debt securities. You should consider carefully the following discussion of risks, together with the risk information contained in the prospectus supplement, prospectus and the relevant pricing supplement before you decide that an investment in the notes is suitable for you.

The notes do not pay interest.

The notes do not pay interest. The amount payable at maturity will be determined pursuant to the terms described in this product supplement and the relevant pricing supplement. The return at maturity of the principal amount of your notes and the Additional Amount, if any, may not compensate you for any loss in value due to inflation and other factors relating to the value of money over time incurred during the term of the notes.

The notes may not pay more than the principal amount.

You may receive a lower payment at maturity than you would have received if you had invested in the Underlying or Basket Components to which the notes are linked, or in the constituent stocks of such Underlying or Basket Components or contracts related to such Underlying or Basket Components. If the Underlying or Basket closing level, as applicable, exceeds the Upper Barrier or falls below the Lower Barrier during the Observation Period, the Additional Amount will be zero, and you will receive only your principal amount at maturity.

Your return on the notes, if any, generally will not reflect any payments made with respect to the constituents of any Underlying or Basket Component.

Your return on the notes, if any, will not reflect the return you would realize if you actually owned the constituents of any Underlying or Basket Component or, in the case of a fund, shares of such fund, and received any payments made with respect to such constituents or shares. This is because the calculation agent will calculate the amount payable to you at maturity of the notes by reference to the Ending Level of the specified Underlying or Basket. The Ending Level generally reflects the performance of the specified Underlying or Basket Components without taking into consideration any payments made with respect to any constituent of the Underlying or Basket Components.

There are certain indices, generally referred to as total return indices, that include dividend distributions in their return. If any Underlying or Basket Component is described as a total return index with 100% dividend reinvestment, the distributions paid on the securities or other assets included in that index are deemed to be reinvested in the index. In such a case, the relevant Underlying or Basket Component level would include such distributions.

Secondary trading may be limited.

Unless otherwise specified in the relevant pricing supplement, the notes will not be listed on a securities exchange. There may be little or no secondary market for the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily or at a price advantageous to you.

Deutsche Bank AG and its affiliates may act as market makers for the notes but are not required to do so. Because we do not expect that other market makers will participate significantly in any secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates is willing to buy the notes. If at any time Deutsche Bank AG or its affiliates or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the notes.

The Ending Level may be different than the Underlying or Basket closing level on the Maturity Date of the notes or at other times during the term of the notes.

Because the Ending Level may be calculated based on the Underlying or Basket closing level on one or more Valuation Dates throughout the term of the notes or near the end of the term of the notes, the level of the Underlying or Basket on the Maturity Date or at other times during the term of the notes, including dates near the Valuation Date(s), could be different than the Ending Level. This difference could be particularly large if there is significant volatility in the Underlying or Basket level during the term of the notes (especially on dates near the Valuation Date(s)). For example, when the Valuation Date for the notes is near the end of the term of the notes, then if the Underlying or Basket closing levels increase or remain relatively constant during the initial term of the notes and then decrease below the Starting Level, the Ending Level may be significantly less than if it were calculated on a date earlier than such Valuation Date. Under these circumstances, you may receive a lower payment at maturity than you would have received if you had invested directly in the Underlying or Basket, the Basket Components, the constituents of the Underlying or Basket Components, or contracts relating to the Underlying or Basket Components for which there is an active secondary market. Even if the closing level of the Underlying or Basket increases or decreases within the barriers during the term of the notes, the market value of the notes may not increase by the same amount.

The notes are not designed to be short-term trading instruments.

The price at which you will be able to sell your notes to us or our affiliates prior to maturity, if at all, may be at a substantial discount from the Note Principal Amount, even in cases where the Underlying or Basket has appreciated or depreciated within the barriers since the trade date. The potential returns described in the relevant pricing supplement assume that your notes, which are not designed to be short-term trading instruments, are held to maturity.

The notes are intended to be held to maturity. Your principal is protected only if you hold your notes to maturity.

You will receive at least the minimum payment of 100% of the Note Principal Amount if you hold your notes to maturity. If you sell your notes in the secondary market prior to maturity, you will not receive principal protection on the portion of your notes sold. You should be willing to hold your notes to maturity.

In the case of notes linked to a Basket, the Basket Components may not be equally weighted.

The notes may be linked to a Basket composed of more than one index or fund, or some combination thereof. Each such Basket Component may have a different weight in determining the value of the Basket, depending on the component weightings specified in the relevant pricing supplement. For example, for a Basket composed of four components, the relevant pricing supplement may specify that the weighting of the four components will be as follows: 18%, 20%, 33%, and 29%. One consequence of such an unequal weighting of the Basket Components is that if a higher-weighted Basket Component performs poorly and a lower-weighted Basket Component performs well, the Basket closing level will reflect the poor performance of the higher-weighted component more than it reflects the strong performance of the lower-weighted component, which may have an adverse effect on the value of the notes.

In the case of notes linked to a Basket, changes in the values of Basket Components may offset each other.

Price movements in the Basket Components may not correlate with each other. At a time when the values of some of the Basket Components increase or decrease within the barriers, the values of other Basket Components may not remain within the barriers or may move in a contrary direction, negating any beneficial movement of the Basket in one direction (either positive or negative). Therefore, in calculating the Basket closing levels and the Basket Ending Level, increases in the value of one or more of the Basket Components may be moderated, or more than offset, by lesser increases or declines in the value of the other Basket Components, particularly if the Basket Components that appreciate are of relatively low weight in the Basket. For example, for an equally weighted Basket composed of two components, a 10% appreciation in one component on any Valuation Date would be completely offset by a 10% decline in the other component on such Valuation Date.

The Underlying or Basket closing levels will not be adjusted for changes in exchange rates related to the U.S. dollar that might affect any relevant index or fund whose underlying constituents are traded in currencies other than the U.S. dollar.

Although the constituents of an Underlying or Basket Component may be traded in, or their closing prices may be converted into, currencies other than U.S. dollars, the notes are denominated in U.S. dollars, and the amount payable on the notes at maturity will not be adjusted for changes in the exchange rates between the U.S. dollar and any of the currencies in which the constituents of any relevant index or index underlying a fund are denominated. Changes in exchange rates, however, may reflect changes in various non-U.S. economies that in turn may affect the closing levels of any relevant indices or funds, and may affect the Ending Level of the Underlying or Basket and whether the Underlying or Basket closes outside the barriers during the Observation Period. The amount we pay in respect of the notes on the maturity date will be determined solely in accordance with the procedures described in “Description of Notes—Payment at Maturity.”

The notes may be subject to currency exchange risk.

Because the prices of the constituents of an Underlying or Basket Component may be converted by the sponsors of such indices, funds, or indices underlying funds (the “Sponsors”) into U.S. dollars or a currency other than U.S. dollars for the purposes of calculating the value of such indices or funds, holders of the notes may be exposed to currency exchange rate risk with respect to each of the countries represented in any such indices. An investor’s net currency exposure with regard to such indices or funds will depend on the extent to which the currencies of the components underlying any such indices or funds strengthen or weaken against the U.S. dollar or such other currency. If, taking into account such weighting, the U.S. dollar or such other currency strengthens against the respective component currencies, the value of any such index or fund may be adversely affected, and the payment at maturity of the securities may be reduced.

Of particular importance to potential currency exchange risk are:

•	existing and expected rates of inflation;

•	existing and expected interest rate levels;

•	the balance of payments; and

•	the extent of governmental surpluses or deficits in the component countries and the United States of America.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various component countries, the United States and other countries important to international trade and finance.

Prior to maturity, the value of the notes will be influenced by many unpredictable factors.

Many economic and market factors will influence the value of the notes. We expect that, generally, the level of the Underlying or Basket on any trading day and, in particular, whether the Underlying or Basket closing level approached or exceeded the Upper Barrier or approached or fell below the Lower Barrier, will affect the value of the notes more than any other single factor. However, you should not expect the value of the notes in the secondary market to vary in proportion to changes in the level of the Underlying or Basket. The value of the notes will be affected by a number of other factors that may either offset or magnify each other, including:

•	the expected volatility in the Underlying or Basket Components;

•	the time to maturity of the notes;

•	the market price and dividend rate, if applicable, of the constituents of the Underlying or Basket Components;

•	interest and yield rates in the market generally and in the markets of the constituents of the Underlying or Basket Components;

•

economic, financial, political, regulatory or judicial events that affect the components underlying the Underlying or Basket Components or financial markets generally and that may affect the Underlying or Basket closing level on any trading day or Valuation Date;

•	the exchange rate and the volatility of the exchange rate of the U.S. dollar and any other currencies relevant to the Underlying or Basket Components;

•	the composition of the Underlying or Basket Components and any changes to the components underlying them;

•	supply and demand for the notes; and

•	our creditworthiness, including actual and anticipated downgrades in our credit ratings.

No one can predict the future performance of any Underlying or Basket Components based on their historical performance.

The inclusion in the original issue price of each agent’s commission and the expected cost of hedging our obligations under the notes directly or through one or more of our affiliates is likely to adversely affect the value of the notes prior to maturity.

While the payment at maturity will be based on the full principal amount of your notes as described in the relevant pricing supplement, the original issue price of the notes includes each agent’s commission and the expected cost of hedging our obligations under the notes directly or through one or more of our affiliates. Such cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which Deutsche Bank AG or its affiliates will be willing to purchase notes from you in secondary market transactions will likely be lower than the original issue price. In addition, any such prices may differ from values determined by pricing models used by Deutsche Bank AG or its affiliates, as a result of such compensation or other transaction costs.

An Index Sponsor may adjust its index in ways that affect the level of such index, and no Sponsor has any obligation to consider your interests.

Each sponsor of any relevant index (including an index underlying a fund, each an “Index Sponsor”) is responsible for calculating and maintaining its respective index. An Index Sponsor can add, delete or substitute the components underlying the relevant index or make other methodological changes that could change the level of the relevant index. You should realize that the changing of components included in any relevant index may affect such index as a newly added component may perform significantly better or worse than the component it replaces. Additionally, an Index Sponsor may alter, discontinue or suspend calculation or dissemination of its index. Any of these actions could adversely affect the value of the notes. The Index Sponsors have no obligation to consider your interests in calculating or revising their respective indices.

In the case of an Underlying or Basket Component that is a fund, the policies of the Fund Sponsor and changes that affect the fund or any index on which the fund may be based could adversely affect the amount payable on your notes and their market value.

The policies of the sponsor of any relevant fund (the “Fund Sponsor”) concerning the calculation of the fund’s net asset value, additions, deletions or substitutions of securities in the fund and the manner in which changes affecting any relevant index are reflected in the fund could affect the market price of the shares of the fund and, therefore, the amount payable on your note on the Maturity Date and the market value of your note before that date. The amount payable on your note and its market value could also be affected if the Fund Sponsor changes these policies, for example, by changing the manner in which it calculates the fund’s net asset value, or if the Fund Sponsor discontinues or suspends calculation or publication of the fund’s net asset value, in which case it may become difficult to determine the market value of the notes. If events such as these occur or if the closing price of shares of the Underlying is not available on the relevant Valuation Date because of a market disruption event or for any other reason, the calculation agent may determine the price of the shares of the fund on the relevant Valuation Date and thus the amount payable on the Maturity Date in a manner it considers appropriate in its sole discretion. We describe the discretion that the calculation agent will have in determining the closing prices on the Valuation Date and the amount payable on the notes more fully below under “We or our affiliates may have economic interests adverse to those of the holders of the notes”, and in the accompanying pricing supplement.

We do not control the Underlying or Basket Components, or the constituents of the Underlying or Basket Components.

Except as we may otherwise describe in the relevant pricing supplement, we will not be affiliated with the Sponsors of the Underlying or Basket Components and we will have no control over the constituents of the Underlying or Basket Components. As a result, we will have no ability to control the actions of the Sponsors or of any company whose stock may be included in an Underlying or Basket Component, including actions that could affect the value of the constituents of the Underlying or Basket Components or your notes. Except as we may otherwise describe in the relevant pricing supplement, none of the money you pay us will go to the Sponsors or any company whose stock may be included in the Underlying or Basket Components, and no such company will be involved in the offering of the notes in any way. Neither we nor any company whose stock may be included in an Underlying or Basket Component will have any obligation to consider your interests as a holder of the notes in taking any actions that might affect the value of your notes. You will not have voting rights or rights to receive dividends.

As a holder of the notes, you will not have voting rights or rights to receive any payments with respect to the components underlying an Underlying or Basket Component or, in the case of a fund, with respect to shares of such fund.

We or our affiliates may have economic interests adverse to those of the holders of the notes.

Deutsche Bank AG and other affiliates of ours trade the constituents of the Underlying or Basket Components and other financial instruments related to the Underlying or Basket Components and their constituents on a regular basis, for their accounts and for other accounts under their management. Deutsche Bank AG and these affiliates may also issue or underwrite or assist unaffiliated entities in the issuance or underwriting of securities or financial instruments that are constituents of the Underlying or Basket Components or are linked to the Underlying or Basket Components. To the extent that we or one of our affiliates serves as issuer, agent or underwriter for such securities or financial instruments, our or their interests with respect to such products may be adverse to those of the holders of the notes. Any of these trading activities could potentially affect the level of the Underlying or Basket Components and, accordingly, could affect the value of the notes and the amount payable to you at maturity.

We or our affiliates may act as the Sponsor of the Underlying or one or more Basket Components. In this role, we or our affiliates may exercise discretion in rebalancing such Underlying or Basket Components during the term of the notes. In addition, we or our affiliates may currently or from time to time engage in business with companies whose stocks may be constituents stocks of the Underlying or a Basket Component, including extending loans to, or making equity investments in, or providing advisory services to them, including merger and acquisition advisory services. In the course of this business, we or our affiliates may acquire non-public information about the companies, and we will not disclose any such information to you. In addition, one or more of our affiliates may publish research reports or otherwise express views about the companies whose stocks are constituent stocks of an Underlying or Basket Component. Any prospective purchaser of notes should undertake such independent investigation of each company whose stock is a constituent stock of the Underlying or Basket Components as in its judgment is appropriate to make an informed decision with respect to an investment in the notes.

Additionally, we or one of our affiliates may serve as issuer, agent or underwriter for additional issuances of notes with returns linked or related to changes in the levels of the Underlying or Basket Components, or the constituents of the Underlying or Basket Components.

By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the notes. We or our affiliates are active participants in the commodities and currency markets as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be a party to one or more commodity or currency transactions and such transactions may have a negative impact on any Underlying or Basket Component with commodity or currency components.

We may have hedged our obligations under the notes directly or through certain affiliates, and we or they would expect to make a profit on any such hedge. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than expected, or it may result in a loss. Although they are not expected to, these hedging activities may adversely affect the market prices of the constituents of the Underlying or Basket Components and the levels of the Underlying or Basket Components and, therefore, the market value of the notes. It is possible that Deutsche Bank AG or its affiliates could receive substantial returns from these hedging activities while the market value of the notes declines.

Deutsche Bank AG, London Branch will act as the calculation agent. The calculation agent will determine, among other things, the Starting Level of the Underlying or Basket, the Ending Level of the Underlying or Basket, the closing level of the Underlying or Basket on each trading day during the Observation Period and the amount that we will pay you at maturity. The calculation agent will also be responsible for determining whether a market disruption event has occurred, whether any Underlying or Basket Component has been discontinued and whether there has been a material change in the method of calculation of any Underlying or Basket Component. In performing these duties, Deutsche Bank AG, London Branch may have interests adverse to the interests of the holders of the notes, which may affect your return on the notes, particularly where Deutsche Bank AG, London Branch as the calculation agent, is entitled to exercise discretion.

Market disruptions may adversely affect your return.

The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from properly valuing the Underlying or Basket closing level, as applicable, on a given trading day during the Observation Period or from calculating the amount that we are required to pay you at maturity. These events may include disruptions or suspensions of trading in the markets as a whole. If the calculation agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the notes, it is possible that one or more of the Valuation Dates and the Maturity Date will be postponed and your return will be adversely affected.

Holdings of the notes by our affiliates and future sales may affect the price of the notes.

Certain of our affiliates may purchase some of the notes for investment. As a result, upon completion of an offering, our affiliates may own up to approximately 10% of the notes offered in that offering. Circumstances may occur in which our interests or those of our affiliates could be in conflict with your interests. In addition, if a substantial portion of the notes held by our affiliates were to be offered for sale in the secondary market, if any, following such an offering, the market price of the notes may fall. The negative effect of such sales on the prices of the notes could be more pronounced if secondary trading in the notes is limited or illiquid.

Generally, if the term of the notes is not more than one year, the notes will be treated as short-term debt obligations for U.S. federal income tax purposes.

Generally, if the term of the notes is not more than one year (including the last possible date that the notes could be outstanding), unless otherwise indicated in the relevant pricing supplement, the notes will be treated as “short-term debt obligations” for U.S. federal income tax purposes. No statutory, judicial or administrative authority directly addresses the treatment of such notes or similar instruments for U.S. federal income tax purposes, and no ruling is being requested from the Internal Revenue Service (the “IRS”). As a result, certain aspects of the tax treatment of an investment in the notes are uncertain. See “Certain U.S. Federal Income Tax Consequences” for additional discussion regarding the U.S. federal income tax treatment of the notes.

Generally, if the term of the notes is more than one year, the notes should be contingent payment debt instruments for U.S. federal income tax purposes.

Generally, if the term of the notes is more than one year, unless otherwise indicated in the relevant pricing supplement, the notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes. As a result, regardless of your method of accounting, you generally will be required to accrue interest on a constant yield to maturity basis at the “comparable yield,” as determined by us, although we will not make any payment with respect to the notes until maturity. In addition, any gain recognized upon a sale, exchange or retirement of the notes generally will be treated as interest income for U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Consequences” for additional discussion regarding the U.S. federal income tax treatment of the notes.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of certain U.S. federal income tax consequences of the ownership and disposition of a note to an investor who purchases a note at its original issuance for the Issue Price and will hold the notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”). This summary is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury regulations, changes to any of which subsequent to the date of this product supplement may affect the tax consequences described below, possibly on a retroactive basis. This summary does not address all aspects of U.S. federal income taxation that may be relevant to an investor in light of the investor’s particular circumstances or to certain types of investors subject to special treatment under the U.S. federal income tax laws, such as certain former citizens or residents of the United States, certain financial institutions, real estate investment trusts, regulated investment companies, tax-exempt entities, dealers and certain traders in securities, commodities or foreign currencies, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, persons who hold a note as a part of a hedging transaction, straddle, conversion or integrated transaction, or U.S. holders (as defined below) who have a “functional currency” other than the U.S. dollar.

In addition, in the case of an Index or Fund that includes the stock of one or more entities, we will not attempt to ascertain whether any entity in the Index or Fund would be treated as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the Code or as a “U.S. real property holding corporation” (a “USRPHC”) within the meaning of Section 897 of the Code. If one or more entities in the Index or Fund were so treated, certain adverse U.S. federal income tax consequences might apply, to a U.S. holder in the case of a PFIC and to a non-U.S. holder in the case of a USRPHC, upon the sale, exchange or retirement of a note. You should refer to information filed with the SEC or other governmental authority by such entities and consult your tax adviser regarding the possible consequences to you if such an entity is or becomes a PFIC or a USRPHC.

As the law applicable to the U.S. federal income taxation of instruments such as the notes is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effects of any applicable state, local or non-U.S. tax laws are not discussed. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Tax Consequences to U.S. Holders

The following discussion applies to U.S. holders of the notes. You are a “U.S. holder” if, for U.S. federal income tax purposes, you are a beneficial owner of a note who is: (i) a citizen or resident of the United States; (ii) a corporation created or organized under the laws of the United States or any political subdivision thereof; or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Notes With a Term of Not More Than One Year

The following discussion applies only to notes with a term of not more than one year (including the issue date or the last possible date that the notes could be outstanding, but not both).

Except as otherwise provided in the applicable pricing supplement, the notes will be treated as short-term debt instruments. No statutory, judicial or administrative authority directly addresses the treatment of such notes or similar instruments for U.S. federal income tax purposes, and no ruling will be requested from the IRS. As a result, certain aspects of the U.S. federal income tax consequences of an investment in the notes are uncertain.

If you are a cash-method taxpayer, you generally will not be required to recognize income with respect to the notes prior to maturity, other than pursuant to a sale or exchange of the notes, although you may elect to do so. If you are an accrual-method taxpayer (or a cash-method taxpayer who elects to accrue income on the notes currently), you will be subject to rules that generally require accrual of income on short-term debt instruments on a straight-line basis, unless you elect a constant-yield method of accrual based on daily compounding. However, because the amount due on a note at maturity in excess of the Note Principal Amount is uncertain, it is not clear how such accruals should be determined. You should consult your tax adviser regarding the amount and timing of any accruals. Any accruals included in income with respect to the notes will increase your adjusted basis in the notes and affect the amount of gain or loss recognized by you on the sale, exchange or retirement of the notes.

Upon maturity of the notes, the excess of the proceeds received over your adjusted basis in the notes will be treated as ordinary income. Upon a sale or exchange of a note, you will recognize gain or loss in an amount equal to the difference between the amount received upon such sale or exchange and your adjusted basis in the notes. It is likely that all or a portion of any gain would be treated as ordinary income. The amount of any loss will be treated as a capital loss (which is subject to limitations). You should consult your tax adviser regarding the proper treatment of any gain or loss recognized upon a sale or exchange of the notes.

In addition, if you are a cash-method taxpayer and you do not make the election to accrue income currently, you may be required to defer deductions for certain interest paid on indebtedness incurred to purchase or carry the notes.

Notes With a Term of More Than One Year

The following discussion applies only to notes with a term of more than one year (including the issue date or the last possible date that the notes could be outstanding, but not both). Except as otherwise provided in the applicable pricing supplement, the notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes. The remainder of this discussion assumes this treatment.

In general, the notes will be subject to the original issue discount (“OID”) provisions of the Code and the Treasury regulations issued thereunder, and you will be required to accrue as interest income in each year the OID on the notes as described below, although we will not make any payment with respect to the notes prior to maturity. We are required to determine a “comparable yield” for the notes. The “comparable yield” is the yield at which we could issue a fixed rate debt instrument with terms similar to those of the notes, including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the notes. Solely for purposes of determining the amount of interest income that you will be required to accrue, we are also required to construct a “projected payment schedule” representing a payment at maturity that would produce a yield to maturity on the notes equal to the comparable yield.

Unless otherwise specified in the relevant pricing supplement, you may obtain the comparable yield and projected payment schedule by submitting a written request to our representative, whose name or title and address and/or telephone number will be provided in the relevant pricing supplement. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount, if any, that we will pay on the notes.

For U.S. federal income tax purposes, you are required to use the comparable yield and the projected payment schedule determined by us to calculate your interest accruals and any adjustments thereto in respect of the notes, unless you timely disclose the use of other estimates to the IRS.

Accordingly, you will be required for U.S. federal income tax purposes to accrue an amount of OID for each accrual period prior to and including the maturity (or earlier sale, exchange or retirement) of the notes, that equals:

the product of (i) the adjusted issue price of the notes (as defined below) as of the beginning of the accrual period and (ii) the comparable yield of the notes, adjusted for the length of the accrual period;

multiplied by the number of days during the accrual period that you held the notes; and

divided by the number of days in the accrual period.

For U.S. federal income tax purposes, the “adjusted issue price” of a note is its “issue price” (which we assume will be the Issue Price) increased by any interest income previously accrued.

Regardless of your accounting method, you will be required to accrue OID on the notes as interest income at the comparable yield.

Upon a sale, exchange or retirement of a note, you generally will recognize taxable gain or loss equal to the difference between the amount received from the sale, exchange or retirement and your adjusted tax basis in the note. Your adjusted tax basis in a note will equal the cost thereof, increased by the amount of interest income previously accrued by you in respect of the note. Any gain will be treated as interest income and any loss first as ordinary loss, to the extent of previous interest inclusions, and then as a capital loss. These losses are not subject to the limitation imposed on miscellaneous itemized deductions under Section 67 of the Code. The deductibility of capital losses, however, is subject to limitations. Additionally, if you recognize a loss above certain thresholds, you may be required to file a disclosure statement with the IRS. You should consult your tax adviser regarding these limitations and reporting obligations.

Unless otherwise provided in the relevant pricing supplement, if the Index or Basket closes either above the Upper Barrier or below the Lower Barrier on any trading day during the Observation Period, your payment at maturity will be fixed at the principal amount of your notes. Special rules may apply in this event. Under these rules, you would be required to account for the difference between the originally projected payment at maturity and the fixed payment at maturity in a reasonable manner over the period to which the difference relates. In addition, you may be required to make adjustments to, among other things, your accrual periods and your adjusted basis in the notes. The character of any gain or loss on a sale or exchange of your notes also may be affected. You should consult your tax adviser concerning the application of these rules.

Tax Consequences to Non-U.S. Holders

The following discussion applies to you only if you are a non-U.S. holder of the notes. You are a “non-U.S. holder” if, for U.S. federal income tax purposes, you are a beneficial owner of a note who is: (i) a nonresident alien individual; (ii) a foreign corporation; or (iii) a foreign estate or trust. You are not a non-U.S. holder for purposes of this discussion if you are an individual present in the United States for 183 days or more in the taxable year of sale, exchange or retirement of a note, in which case you should consult your tax adviser.

Payment to you on the notes, and any gain realized on a sale or exchange of the notes, will be exempt from U.S. federal withholding or income tax, provided generally that (i) you certify on IRS Form W-8BEN, under penalties of perjury, that you are not a United States person and otherwise satisfy applicable requirements; and (ii) such amounts are not effectively connected with your conduct of a trade or business in the United States.

If you are engaged in a trade or business in the United States, and if income or gain from the notes is effectively connected with your conduct of that trade or business, you generally will be taxed in the same manner as a U.S. holder. In lieu of IRS Form W-8BEN, you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. If this paragraph applies to you, you should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of the notes, including the possible imposition of a 30% branch profits tax if you are a corporation.

Backup Withholding and Information Reporting

Proceeds received from a sale, exchange or retirement of the notes will be subject to information reporting unless you are an “exempt recipient” (such as a domestic corporation) and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer identification number, if you are a U.S. holder) or meet certain other conditions. If you are a non-U.S. holder and you comply with the certification procedures described in the preceding section, you will generally establish an exemption from backup withholding.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

USE OF PROCEEDS; HEDGING

Unless otherwise specified in the relevant pricing supplement, the net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the notes, as more particularly described in “Use of Proceeds” in the accompanying prospectus. The original issue price of the notes includes each agent’s commissions (as shown on the cover page of the relevant pricing supplement) paid with respect to the notes which commissions, as to agents affiliated with us, and may include the reimbursement of certain issuance costs and the estimated cost of hedging our obligations under the notes. The estimated cost of hedging includes the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, the actual cost of such hedging may result in a profit that is more or less than expected, or could result in a loss.

On or prior to the date of the relevant pricing supplement, we, through our affiliates or others, may hedge some or all of our anticipated exposure in connection with the notes by taking positions in the Underlying or Basket Components, the constituents of the Underlying or Basket Components, or instruments whose value is derived from the Underlying or Basket Components or their constituents. While we cannot predict an outcome, such hedging activity or other hedging or investment activity of ours could potentially affect the levels of the Underlying or Basket Components as well as the Starting Level, which could affect your return on the notes at maturity. From time to time, prior to maturity of the notes, we may pursue a dynamic hedging strategy which may involve taking long or short positions in the Underlying or Basket Components, the constituents of the Underlying or Basket Components, or instruments whose value is derived from the Underlying or Basket Components or their constituents. Although we have no reason to believe that any of these activities will have a material impact on the level of the Underlying or Basket or the value of the notes, we cannot assure you that these activities will not have such an effect.

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No note holder shall have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

THE UNDERLYING OR BASKET

The Underlying or Basket and Basket Components to which payment on the notes will be linked, along with the method of calculating the closing levels of the Underlying or Basket in the event the Underlying or one or more Basket Components is discontinued, and applicable market disruption events, will be described in the relevant pricing supplement.

TERMS OF NOTES

Calculation Agent

Deutsche Bank AG, London Branch will act as the calculation agent. The calculation agent will determine, among other things, the Starting Level, the Ending Level, the Underlying closing level or Basket closing level on each trading day during the Observation Period and on each Valuation Date, the Absolute Return and the payment at maturity on the notes. In addition, the calculation agent will determine whether there has been a market disruption event or a discontinuation of the Underlying or any of the Basket Components, and whether there has been a material change in the method of calculating any Underlying or Basket Component or any index that underlies a fund. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different calculation agent from time to time after the date of the relevant pricing supplement without your consent and without notifying you.

The calculation agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity on or prior to 11:00 a.m. on the business day preceding the Maturity Date.

All calculations with respect to the Starting Level, the Ending Level, the Absolute Return or any Underlying or Basket closing level will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., 0.876545 would be rounded to 0.87655); all dollar amounts related to determination of the payment per Note Principal Amount at maturity, if any, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., 0.76545 would be rounded up to 0.7655); and all dollar amounts paid on the aggregate principal amount of notes per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Events of Default

Under the heading “Description of Debt Securities — Events of Default” in the accompanying prospectus is a description of events of default relating to debt securities including the notes.

Payment Upon an Event of Default

Unless otherwise specified in the relevant pricing supplement, in case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable per Note Principal Amount upon any acceleration of the notes shall be determined by the calculation agent and shall be an amount in cash equal to the amount payable at maturity per Note Principal Amount as described under the caption “Description of Notes — Payment at Maturity,” calculated as if the date of acceleration were the Final Valuation Date. If the notes have more than one Valuation Date, then the business days immediately preceding the date of acceleration (in such number equal to the number of Valuation Dates in excess of one) shall be the corresponding Valuation Dates.

If the maturity of the notes is accelerated because of an event of default as described above, we shall, or shall cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the notes as promptly as possible and in no event later than two business days after the date of acceleration.

Modification

Under the heading “Description of Debt Securities — Modification of the Indenture” in the accompanying prospectus is a description of when the consent of each affected holder of debt securities is required to modify the indenture.

Defeasance

The provisions described in the accompanying prospectus under the heading “Description of Debt Securities — Discharge and Defeasance” are not applicable to the notes, unless otherwise specified in the relevant pricing supplement.

Listing

The notes will not be listed on any securities exchange, unless otherwise specified in the relevant pricing supplement.

Book-Entry Only Issuance — The Depository Trust Company

The Depository Trust Company, or DTC, will act as securities depositary for the notes. The notes will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully-registered global notes certificates, representing the total aggregate principal amount of the notes, will be issued and will be deposited with DTC. See the descriptions contained in the accompanying prospectus supplement under the headings “Description of Notes — Form, Legal Ownership and Denomination of Notes.”

Registrar, Transfer Agent and Paying Agent

Payment of amounts due at maturity on the notes will be payable and the transfer of the notes will be registrable at the office of Deutsche Bank Trust Company Americas (“DBTCA”) in The City of New York.

DBTCA or one of its affiliates will act as registrar and transfer agent for the notes. DBTCA will also act as paying agent and may designate additional paying agents.

Registration of transfers of the notes will be effected without charge by or on behalf of DBTCA, but upon payment (with the giving of such indemnity as DBTCA may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

Governing Law

The notes will be governed by and interpreted in accordance with the laws of the State of New York.

UNDERWRITING

Under the terms and subject to the conditions contained in the Distribution Agreements to be entered into between Deutsche Bank AG and each of Deutsche Bank Securities Inc. (“DBSI”) and DBTCA as agents and certain other agents that may be party to either Distribution Agreement from time to time (each, an “Agent” and, collectively with DBSI and DBTCA, the “Agents”), each Agent participating in an offering of notes has agreed to purchase, and we have agreed to sell, the principal amount of notes set forth on the cover page of the relevant pricing supplement. Each Agent proposes initially to offer the notes directly to the public at the public offering price set forth on the cover page of the relevant pricing supplement. DBSI, DBTCA and other Agents may allow a concession to other dealers as set forth in the relevant pricing supplement, or we may pay other fees, in the amount set forth on the cover page of the relevant pricing supplement. After the initial offering of the notes, the Agents may vary the offering price and other selling terms from time to time.

We own, directly or indirectly, all of the outstanding equity securities of DBSI and DBTCA. The underwriting arrangements for this offering comply with the requirements of Rule 2720 of the Conduct Rules of FINRA regarding a FINRA member firm’s underwriting of securities of an affiliate. In accordance with Rule 2720, no underwriter may make sales in this offering to any discretionary account without the prior approval of the customer.

DBSI or another Agent may act as principal or agent in connection with offers and sales of the notes in the secondary market. Secondary market offers and sales, if any, will be made at prices related to market prices at the time of such offer or sale; accordingly, the Agents or a dealer may change the public offering price, concession and discount after the offering has been completed.

In order to facilitate the offering of the notes, DBSI may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, DBSI may sell more notes than it is obligated to purchase in connection with the offering, creating a naked short position in the notes for its own account. DBSI must close out any naked short position by purchasing the notes in the open market. A naked short position is more likely to be created if DBSI is concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, DBSI may bid for, and purchase, notes in the open market to stabilize the price of the notes. Any of these activities may raise or maintain the market price of the notes above independent market levels or prevent or retard a decline in the market price of the notes. DBSI is not required to engage in these activities, and may end any of these activities at any time.

To the extent the total aggregate principal amount of notes offered pursuant to a pricing supplement is not purchased by investors, one or more of our affiliates may agree to purchase for investment the unsold portion. As a result, upon completion of an offering, our affiliates may own up to approximately 10% of the notes offered in that offering.

No action has been or will be taken by us, DBSI, DBTCA or any dealer that would permit a public offering of the notes or possession or distribution of this product supplement or the accompanying prospectus supplement, prospectus or pricing supplement, other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the notes, or distribution of this product supplement or the accompanying prospectus supplement, prospectus or pricing supplement or any other offering material relating to the notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agents or any dealer.

Each Agent has represented and agreed, and each dealer through which we may offer the notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the notes or possesses or distributes this product supplement and the accompanying prospectus supplement, prospectus and pricing supplement and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the notes. We shall not have responsibility for any Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.